Exhibit 99.1

For release: July 23, 2009	For further information:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports Fourth Quarter Net Loss of $12.7 Million
Board of Directors Approves Quarterly Dividend

Highlights

•
Net loss for the fourth quarter of fiscal 2009 was $12.7 million, primarily driven by a higher provision for loan losses, real estate owned expense and a one-time FDIC special assessment, partially offset by mortgage banking gains;

•	First Place continued to strengthen its allowance for loan losses by $3.8 million or 10.7% during the current quarter to $39.6 million or 1.60% of loans, up from 1.41% of loans at March 31, 2009;

•
Real estate owned expense increased to $6.1 million for the current quarter compared to $0.9 million for the same quarter in the prior year, primarily due to declining values of residential and commercial properties held for sale;

•
An increase in market share and continued favorable long-term interest rates resulted in an increase in mortgage banking activity and gains of $3.8 million, an increase of $1.4 million from the same quarter in the prior year;

•
First Place strategically priced certificates and core deposits and improved the deposit mix to include less certificates of deposit resulting in a 21 basis point increase in net interest margin to 3.06% from 2.85% in the March 2009 quarter; and

•	The Board of Directors declared the Company’s 42nd consecutive quarterly common cash dividend. The dividend of $0.01 per share is the same as the prior quarter.

Summary

Warren, Ohio – July 23, 2009 – First Place Financial Corp. (Nasdaq: FPFC) reported a net loss of $12.7 million for the quarter ended June 30, 2009 compared with net income of $2.9 million for the quarter ended June 30, 2008.  The decline in earnings was primarily due to increases of $15.0 million in the provision for loan losses and $9.8 million in noninterest expense, partially offset by an increase of $2.4 million in noninterest income and a decrease of $6.0 million in income tax expense.  The increase in noninterest expense was primarily due to increases of $5.2 million in real estate owned expense and $2.9 million in FDIC insurance premiums.  The increase in noninterest income was primarily due to the increase of $1.4 million in mortgage banking gains.  Diluted loss per common share for the current quarter was $0.83 compared with diluted earnings per common share of $0.18 for the same quarter in the prior year.  Return on average assets and return on average equity for the current quarter were -1.52% and -17.61%, respectively, compared with 0.36% and 3.75% for the same quarter in the prior year.

The net loss of $12.7 million for the quarter ended June 30, 2009 represented a decline of $15.2 million from net income of $2.5 million for the preceding quarter ended March 31, 2009.  The decline in earnings was primarily due to increases of $12.8 million in the provision for loan losses, $5.0 million in real estate owned expense and $2.1 million in FDIC premiums and a decrease of $3.0 million in mortgage banking gains, partially offset by an increase of $2.0 million in net interest income and a decrease of $6.3 million in income tax expense.  Diluted loss per common share for the current quarter was $0.83 compared with diluted earnings per common share of $0.14 for the preceding quarter ended March 31, 2009.  Return on average assets and return on average equity for the current quarter were -1.52% and -17.61%, respectively, compared with 0.31% and 4.46% for the preceding quarter ended March 31, 2009.

For the fiscal year ended June 30, 2009, the Company reported a net loss of $110.4 million compared with net income of $10.8 million for the fiscal year ended June 30, 2008.  The decrease was primarily due to pre-tax charges of $93.7 million for goodwill impairment and $12.3 million for a decline in the fair value of securities, and increases of $26.5 million in the provision for loan losses, $6.1 million in real estate owned expense and $5.0 million in FDIC premiums, partially offset by an increase of $5.2 million in mortgage banking gains and decreases of $7.5 million in impairment of securities and $15.6 million in income tax expense.  Diluted loss per common share was $6.75 for the fiscal year ended June 30, 2009 compared with diluted earnings per common share of $0.67 for the fiscal year ended June 30, 2008.  Return on average assets and return on average equity for the fiscal year ended June 30, 2009 were -3.31% and -38.62%, respectively, compared with 0.33% and 3.40% for the fiscal year ended June 30, 2008.

Core earnings are a supplementary financial measure computed using methods other than Generally Accepted Accounting Principles (GAAP) that exclude certain unusual or nonrecurring items of revenue or expense.  For the fourth quarter of fiscal 2009, the $25 thousand pre-tax charge for merger, integration and restructuring expenses relating to the pending acquisition of three AmTrust Bank branches has been excluded from core earnings.  For the fourth quarter of the prior year, the $451 thousand pre-tax charge for merger, integration and restructuring expenses has been excluded from core earnings.  Core net loss for the quarter ended June 30, 2009 was $12.7 million compared with core earnings of $3.2 million for the quarter ended June 30, 2008.

For the year ended June 30, 2009, the pre-tax charges of $93.7 million for goodwill impairment and $1.1 million for merger, integration and restructuring expenses have been excluded from core earnings.  For the year ended June 30, 2008, the pre-tax charge of $1.2 million for merger, integration and restructuring expenses has been excluded from core earnings.  The core net loss for the year ended June 30, 2009 was $17.6 million compared with core earnings of $11.6 million for the year ended June 30, 2008.  Core loss per common share was $1.14 for the year ended June 30, 2009 compared with core diluted earnings per common share of $0.72 for the year ended June 30, 2008.  Core return on average assets and core return on average equity for the year ended June 30, 2009 were -0.53% and -6.14%, respectively, compared with 0.36% and 3.66% for the year ended June 30, 2008.  For additional information on core earnings, see the section entitled Explanation of Certain Non-GAAP Measures and the Reconciliation of Net Income to Core Earnings under the Consolidated Financial Highlights.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “Our results this quarter have been dominated by regional and national economic conditions.  Stable interest rates and a steep yield curve have resulted in increases in net interest income and net interest margin.  Historically low long-term interest rates have resulted in strong mortgage banking activity and solid mortgage banking gains.  This positive news has been obscured by activity in our nonperforming assets.  We have aggressively and comprehensively addressed nonperforming loans and real estate owned by obtaining additional collateral where possible, restructuring loans where practical and recognizing declines in values where they have occurred.  Real estate values in the Midwest continue to be under intense pricing pressure.  Taking possession of properties through deeds in lieu of foreclosure and full recognition of declines in value we believe puts us in the best possible position to dispose of nonperforming assets and to put the proceeds back to work as earning assets.  We are encouraged by an increase in the volume of sales of real estate owned during the last quarter.  Appropriate levels of capital are vital to this process and I am pleased to report that we remain a well-capitalized institution under all regulatory capital measures."

Revenue

Net interest income for the fourth quarter of fiscal 2009 was $23.7 million, an increase of $0.8 million or 3.5% compared with $22.9 million in the fourth quarter of fiscal 2008.  This increase was the result of a 5.2% increase in average earning assets in the current quarter compared with the same quarter in the prior year, partially offset by a decline of seven basis points in the net interest margin to 3.06% for the current quarter compared with 3.13% for the same quarter in the prior year.  Net interest income of $23.7 million for the quarter ended June 30, 2009 represents an increase of $2.0 million from net interest income of $21.7 million for the quarter ended March 31, 2009 while net interest margin of 3.06% for the current quarter increased from 2.85% for the quarter ended March 31, 2009.  The primary reason for the increase in net interest margin from the March 2009 quarter was that interest rates paid on interest-bearing liabilities decreased at a faster pace than interest rates on interest-earning assets declined.  During the quarter ended March 31, 2009, the Company carried a high level of short-term liquid assets due to the uncertainties in the financial markets.  Since March 31, 2009, the Company employed much of those short-term liquid assets to retire maturing liabilities with high interest rates and to fund increases in loans held for sale.

Noninterest income for the fourth quarter of fiscal 2009 was $8.5 million, an increase of $2.4 million or 38.1% compared with $6.1 million in the fourth quarter of fiscal 2008.  This increase was primarily due to an increase of $1.4 million in mortgage banking gains and a reduction of $1.6 million in impairment of securities, partially offset by a decrease of $0.9 million in loan servicing income.

The volume of loan sales in the current quarter was $429 million compared to $298 million for the same quarter in the prior year.  The increase in mortgage banking gains was primarily due to the higher volume of loans sold supplemented by an increase in the margin on mortgage banking sales.  The $0.9 million decrease in loan servicing income was primarily due to an increase in the amortization of mortgage servicing rights from a higher level of prepayments caused by historically low long-term interest rates.

Mr. Lewis commented, "We are seeing substantial margin improvement, which we expect to continue in the first fiscal quarter of 2010 as we more fully realize the benefit of the rate reductions on liabilities as well as wider loan spreads.  Once again, I congratulate all of our mortgage banking personnel.  Their efforts this year resulted in nearly $2 billion in residential mortgage loan originations which was more than 40% higher than any previous year in our history.  This is a win for us and for our customers who were able to purchase new homes or reduce the monthly payments on their current homes."

Noninterest Expense

Noninterest expense for the fourth quarter of fiscal year 2009 was $31.0 million, an increase of $9.8 million or 46.2% compared with $21.2 million in the fourth quarter of fiscal year 2008.  The increase in noninterest expense was primarily due to increases of $5.2 million in real estate owned expense, $2.9 million in FDIC premiums, and $1.2 million in salaries and employee benefits.  The increase in real estate owned expense was primarily due to charges related to the decrease in the value of residential and commercial properties.  Our comprehensive program to recognize declines in value is key to selling the properties and reducing nonperforming assets.  The increase in FDIC premiums resulted from increases in premium rates and deposit balances along with the exhaustion of credits issued in 2006 and a one-time FDIC special assessment of $1.6 million.  Salaries and employee benefits increased primarily due to severance costs related to the continued re-alignment and consolidation of the Company’s operations and the impact of employees added with the OC Financial, Inc. acquisition in June 2008.  Noninterest expense as a percent of average assets increased to 3.72% for the quarter ended June 30, 2009 from 2.60% for the same quarter in the prior year.  Real estate owned expense and FDIC premiums as a percent of average assets were 0.73% and 0.36%, respectively, for the quarter ended June 30, 2009 compared with 0.11% and 0.01% for the same quarter in the prior year.

Noninterest expense for the fourth quarter of fiscal 2009 was $31.0 million, an increase of $8.0 million from $23.0 million in the preceding quarter ended March 31, 2009.  The increase was primarily due to increases in real estate owned expense and FDIC premiums.  Noninterest expense as a percent of average assets increased to 3.72% in the current quarter compared with 2.80% in the preceding quarter.

Core noninterest expense excludes goodwill impairment and merger, integration and restructuring costs which were $94.9 million and $1.2 million for the years ended June 30, 2009 and 2008, respectively.  Core noninterest expense for the year ended June 30, 2009 was $97.1 million, an increase of $14.3 million or 17.2% over core noninterest expense of $82.8 million for the year ended June 30, 2008.  The increase in core noninterest expense was primarily due to increases of $6.1 million in real estate owned expense and $5.0 million in FDIC premiums.  For the year ended June 30, 2009, core noninterest expense as a percent of average assets increased to 2.91% from 2.55% for the year ended June 30, 2008.

Asset Quality

Nonperforming assets, which are comprised of nonperforming loans and real estate owned, were $140.0 million at June 30, 2009, or 4.11% of total assets, up $35.8 million from $104.2 million, or 3.08% of total assets at March 31, 2009.  Nonperforming loans were $103.2 million at June 30, 2009, or 4.18% of total loans, up $34.0 million from $69.2 million, or 2.74% of total loans at March 31, 2009.  Real estate owned was $36.8 million at June 30, 2009, up $1.8 million from $35.0 million at March 31, 2009.  In the normal course of business, the Company continually works with borrowers in various stages of delinquency.  When deemed beneficial for both the borrower and the Company, concessions are made through modifications of current loan terms with the intention of maximizing the amounts collected on the loan prospectively.  These modified loans are considered ‘Troubled Debt Restructurings’ under current accounting guidance and are classified as nonperforming loans even if all contractual terms are met.  In the current recessionary economy, these restructurings are becoming more prevalent.  At June 30, 2009, the Company’s troubled debt restructurings were $10.5 million, or 10.2% of total nonperforming loans compared with $3.0 million, or 4.3% of total nonperforming loans at March 31, 2009.  First Place also works with borrowers to avoid foreclosure if at all possible.  Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, First Place often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process.  This strategy of pursuing deeds in lieu of foreclosure more aggressively should result in a significant reduction in the holding period for nonperforming assets and ultimately reduce economic losses.  Single family residential properties represented $21.1 million of the $36.8 million balance of real estate owned at June 30, 2009.

Net charge-offs were $15.8 million in the current quarter, which was an increase of $10.4 million over net charge-offs of $5.4 million in the quarter ended June 30, 2008 and an increase of $11.2 million from net charge-offs of $4.6 million in the quarter ended March 31, 2009.  The current quarter net charge-offs consisted of $11.2 million in commercial loans, $2.8 million in mortgage and construction loans and $1.8 million in consumer loans.  Management performs an ongoing assessment of the overall credit risk within the loan portfolio.  This assessment provides an analysis of the estimated probable credit losses that could be incurred in the loan portfolio.  Based on this analysis, a provision for loan losses of $19.6 million was recorded for the quarter ended June 30, 2009.  That provision represents a $15.0 million increase over the provision of $4.6 million recorded in the quarter ended June 30, 2008 and a $12.8 million increase from the provision of $6.8 million recorded in the quarter ended March 31, 2009.  The allowance for loan losses increased to $39.6 million at June 30, 2009, from $35.8 million at March 31, 2009 and $28.2 million at June 30, 2008.  The ratio of the allowance for loan losses to total loans was 1.60% at June 30, 2009, compared with 1.41% at March 31, 2009 and 1.07% at June 30, 2008.  The allowance for loan losses as a percent of nonperforming loans was 38.34% at June 30, 2009, down from 51.69% at March 31, 2009.  This decline in the coverage of nonperforming loans reflects the increase of troubled debt restructurings where modifications to the loans improve the borrower’s ability to service the debt and reduce the probability of future losses.  Of the total nonperforming loans at June 30, 2009, 90% were secured by real estate.  Real estate loans are generally well secured and if these loans do default, the majority of the loan balance is recovered by liquidating the real estate.

Steven Lewis commented, “From the beginning of this current credit cycle, we have been aggressively dealing with our most problematic assets.  During this fourth quarter, we took actions to further reduce the risk in these portfolios, including the reflection of the reduced real estate values in the Ohio and Michigan markets, and we also increased our allowance for loan loss.  Our provision exceeded loan charge-offs by $3.8 million, increasing the allowance for loan losses to 1.60% of loans.”

Balance Sheet Activity

Assets were $3.404 billion at June 30, 2009, compared with $3.385 billion at March 31, 2009, an increase of $19 million or 0.60%.  The increase in assets was primarily due to an increase of $216 million in loans held for sale, partially offset by decreases of $128 million in cash and due from banks and $61 million in portfolio loans.  Total portfolio loans were $2.468 billion at June 30, 2009.  During the current quarter, mortgage and construction loans decreased $36 million or 4.0%, to $851 million, consumer loans decreased $11 million to $373 million and commercial loans decreased $14 million to $1.245 billion.  Commercial loans now account for 50.4% of the loan portfolio, up from 49.8% at March 31, 2009.   Loans held for sale increased to $376 million at June 30, 2009, primarily due to a higher volume of refinanced loans as a result of lower mortgage interest rates over the past several months.

Deposits totaled $2.436 billion at June 30, 2009, a decrease of $114 million since March 31, 2009.  The decrease in deposits was primarily due to a decrease of $58 million in deposits generated through our retail branch deposit network and maturities of $56 million in certificates of deposit acquired through brokers and public funds of the state of Ohio.  Total borrowings increased $151 million to $659 million at June 30, 2009, compared with $508 million at March 31, 2009.  The increase was entirely in short-term borrowings, which served to increase net interest margin by replacing deposits at lower costs and funding the increase in loans held for sale at short-term rates.

At June 30, 2009, total equity was $281 million, down $13 million from $294 million at March 31, 2009.  The decline was primarily due to the $12.7 million net loss for the quarter ended June 30, 2009.  Total equity as a percent of assets was 8.27% at June 30, 2009, down from 8.70% at March 31, 2009.  Tangible equity to tangible assets was 7.96% at June 30, 2009, down from 8.36% at March 31, 2009.  During the quarter ended March 31, 2009, the Company received $73 million in the U.S. Treasury’s Capital Purchase Program funds to strengthen total equity and invested $31 million of the funds directly into First Place Bank.  First Place Bank was well capitalized under regulatory capital standards prior to the receipt of the U.S. Treasury’s Capital Purchase Program funds and continued to be well capitalized at June 30, 2009.

Steven Lewis noted, “With the recent and dramatic disruption in the capital markets and the resulting tightening of credit nationwide, we have carefully monitored and maintained appropriate levels of both liquidity and capital.  In this environment, it is imperative that we strike a careful balance between managing risk effectively and doing our part to help the communities we serve regain their financial viability.  These times are certainly challenging, but I remain confident in the ability of First Place to come out of this cycle better positioned to compete and perform.”

Pending Acquisition

On June 24, 2009, First Place Bank announced that it signed a purchase and assumption agreement with AmTrust Bank (AmTrust) to acquire three AmTrust branches in Lake County, Ohio.  The branches are located in Mentor, Willowick and Wickliffe, Ohio.  The transaction will include the assumption of approximately $225 million in deposits in exchange for certain fixed assets of the offices, a pool of mortgage loans currently estimated to be approximately $160 million at closing and cash, net of a 3% premium paid on deposits.  The acquisition is anticipated to be accretive to diluted earnings per share by approximately $0.11 in the first year of operation exclusive of transaction costs of $0.02 per diluted share.  The transaction is expected to close during the quarter ended September 30, 2009, pending regulatory approval and satisfaction of other customary closing conditions.

Board Actions

At its regular meeting held on July 21, 2009, the Board of Directors declared a per share cash dividend of $0.01 payable on August 13, 2009, to shareholders of record as of the close of business on July 30, 2009.  This dividend is at the same level as the dividend declared in April 2009.

Conference Call

Steven R. Lewis, Chief Executive Officer of First Place Financial Corp., and David W. Gifford, Chief Financial Officer, along with members of the Company’s executive team, will provide an overview of fourth quarter fiscal 2009 performance and business highlights in a conference call and simultaneous webcast to be held at 10 a.m. eastern time, Friday, July 24, 2009.  The conference call can be accessed by dialing 877-407-0783 or 201-689-8564.  The webcast can be accessed live at the Company’s website, www.firstplacebank.com, along with the release and supporting financial information.  The event will be archived on the First Place website for one month.  In addition, the recorded version of the conference call can be accessed by phone from 12 p.m. eastern time, July 24, 2009 through midnight August 7, 2009 by dialing 877-660-6853 Account #286, ID #326548.

About First Place Financial Corp.

First Place Financial Corp. is a $3.4 billion financial services holding company based in Warren, Ohio.  First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 16 loan production offices through its principal subsidiary, First Place Bank.  Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd., Coldwell Banker First Place Real Estate, Ltd., Title Works Agency, LLC and APB Financial Group, Ltd.  Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with GAAP.  Specifically, we have provided financial measures that are based on core earnings rather than net income.  Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income.  Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur.  Similarly, core noninterest expense or core noninterest income exclude the pre-tax impact of those same items that impact noninterest income or noninterest expense.  We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition.  While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income.  We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income.  Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies.  In addition, future results of operations may include nonrecurring items that would not be included in core earnings.  Reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page nine.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated.  Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)	Three months ended			Year ended
	June 30,		Percent	June 30,		Percent
(Dollars in thousands, except share data)	2009	2008	Change	2009	2008	Change
Interest income	$41,523	$44,860	(7.4)%	$171,888	$189,672	(9.4)%
Interest expense	17,872	21,999	(18.8)	82,294	102,046	(19.4)
Net interest income	23,651	22,861	3.5	89,594	87,626	2.2

Provision for loan losses	19,620	4,631	323.7	42,984	16,467	161.0
Net interest income after provision for loan losses	4,031	18,230	(77.9)	46,610	71,159	(34.5)

Noninterest income
Service charges on deposit accounts	2,936	2,140	37.2	10,214	8,346	22.4
Net gains (losses) on sale of securities	(10)	5	(300.0)	310	742	(58.2)
Impairment of securities	(1,159)	(2,711)	(57.2)	(1,159)	(8,611)	(86.5)
Change in fair value of securities	69	-	N/M	(12,284)	-	N/M
Mortgage banking gains	3,772	2,398	57.3	14,465	9,257	56.3
Gain on sale of loan servicing rights	-	-	N/M	-	1,961	N/M
Loan servicing income (loss)	(568)	317	(279.2)	(2,561)	50	N/M
Other income – bank	1,642	1,778	(7.6)	6,595	6,747	(2.3)
Insurance commission income	951	900	5.7	3,930	3,630	8.3
Other income – nonbank	822	1,297	(36.6)	3,026	4,843	(37.5)
Total noninterest income	8,455	6,124	38.1	22,536	26,965	(16.4)

Noninterest expense
Salaries and employee benefits	11,340	10,156	11.7	43,158	40,875	5.6
Occupancy and equipment	3,410	3,513	(2.9)	13,831	13,140	5.3
Professional fees	901	627	43.7	3,386	2,781	21.8
Loan expenses	1,175	641	83.3	3,414	2,117	61.3
Marketing	705	558	26.3	2,128	2,684	(20.7)
Federal deposit insurance premiums	3,039	117	N/M	5,429	389	N/M
Merger, integration and restructuring	25	451	(94.5)	1,134	1,241	(8.6)
Goodwill impairment	-	-	N/M	93,741	-	N/M
Amortization of intangible assets	766	1,019	(24.8)	3,144	4,346	(27.7)
Real estate owned expense	6,105	894	N/M	9,679	3,584	170.1
Other expense	3,534	3,233	9.3	12,915	12,908	0.1
Total noninterest expense	31,000	21,209	46.2	191,959	84,065	128.3

Income (loss) before income tax expense (benefit)	(18,514)	3,145	N/M	(122,813)	14,059	N/M
Income tax expense (benefit)	(5,795)	231	N/M	(12,379)	3,269	N/M
Net income (loss)	(12,719)	2,914	N/M	(110,434)	10,790	N/M
Preferred stock dividends and accretion	1,081	-	N/M	1,297	-	N/M
Income (loss) available to common shareholders	$(13,800)	$2,914	N/M	$(111,731)	$10,790	N/M

SHARE DATA:
Basic earnings (loss) per common share	$(0.83)	$0.18	N/M	$(6.75)	$0.67	N/M
Diluted earnings (loss) per common share	$(0.83)	$0.18	N/M	$(6.75)	$0.67	N/M
Cash dividends per common share	$0.01	$0.17	(94.1)	$0.19	$0.665	(71.4)
Average common shares outstanding - basic	16,580,439	15,986,481	3.7	16,563,736	16,132,198	2.7
Average common shares outstanding - diluted	16,580,439	15,992,275	3.7	16,563,736	16,195,704	2.3

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2009	2009	2008	2008	2008
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Cash and due from banks	$38,321	$70,564	$38,647	$65,444	$59,483
Interest-bearing deposits in other banks	56,614	111,376	74,494	5,992	4,151
Federal funds sold	-	41,000	-	150	5,608
Securities, at fair value	276,600	287,719	283,097	278,989	284,433
Loans held for sale, at fair value	376,406	160,165	96,851	66,039	72,341
Loans
Mortgage and construction	851,281	886,805	954,660	989,003	1,015,010
Commercial	1,244,515	1,258,784	1,265,165	1,245,998	1,234,130
Consumer	372,648	383,640	393,630	395,942	399,637
Total loans	2,468,444	2,529,229	2,613,455	2,630,943	2,648,777
Less allowance for loan losses	39,580	35,766	33,577	31,428	28,216
Loans, net	2,428,864	2,493,463	2,579,878	2,599,515	2,620,561
Federal Home Loan Bank stock	36,221	36,221	36,221	36,221	35,761
Premises and equipment, net	52,222	38,561	40,454	40,328	40,089
Premises held for sale, net	-	14,739	13,333	13,491	13,555
Goodwill	885	909	-	93,741	93,626
Core deposit and other intangibles	10,639	11,380	11,979	12,767	13,573
Real estate owned	36,790	34,969	34,801	26,573	23,695
Other assets	90,905	84,304	74,527	76,703	74,170
Total assets	$3,404,467	$3,385,370	$3,284,282	$3,315,953	$3,341,046

LIABILITIES
Deposits
Noninterest-bearing checking	$238,417	$230,968	$227,434	$222,305	$248,851
Interest-bearing checking	173,376	166,394	160,274	158,298	159,874
Savings	400,424	399,343	393,070	438,410	475,835
Money markets	291,131	283,927	285,615	305,320	359,801
Certificates of deposit	1,332,253	1,468,643	1,474,557	1,281,294	1,124,731
Total deposits	2,435,601	2,549,275	2,540,950	2,405,627	2,369,092
Short-term borrowings	323,458	170,946	142,454	156,173	197,100
Long-term debt	335,159	337,092	364,269	414,448	424,374
Other liabilities	28,770	33,681	18,752	28,790	31,513
Total liabilities	3,122,988	3,090,994	3,066,425	3,005,038	3,022,079

SHAREHOLDERS’ EQUITY	281,479	294,376	217,857	310,915	318,967
Total liabilities and shareholders’ equity	$3,404,467	$3,385,370	$3,284,282	$3,315,953	$3,341,046

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)	As of or for the three months ended					As of or for the
	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	year ended
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	June 30,
(Dollars in thousands except per share data)	FY 2009	FY 2009	FY 2009	FY 2009	FY 2008	2009		2008

EARNINGS (GAAP)
Fully tax equivalent net interest income	$24,016	22,038	21,712	23,358	23,241	91,124		89,163
Net interest income	$23,651	21,685	21,303	22,955	22,861	89,594		87,626
Provision for loan losses	$19,620	6,797	9,216	7,351	4,631	42,984		16,467
Noninterest income	$8,455	11,136	4,543	(1,598)	6,124	22,536		26,965
Noninterest expense	$31,000	23,000	116,599	21,360	21,209	191,959		84,065
Net income (loss)	$(12,719)	2,541	(94,097)	(6,159)	2,914	(110,434)		10,790
Income (loss) available to common shareholders	$(13,800)	2,325	(94,097)	(6,159)	2,914	(111,731)		10,790
Basic earnings (loss) per common share	$(0.83)	0.14	(5.68)	(0.37)	0.18	(6.75)		0.67
Diluted earnings (loss) per common share	$(0.83)	0.14	(5.68)	(0.37)	0.18	(6.75)		0.67

PERFORMANCE RATIOS (GAAP) (annualized)
Return on average assets	(1.52)%	0.31%	(11.14)%	(0.74)%	0.36%	(3.31	) %	0.33%
Return on average equity	(17.61)%	4.46%	(121.96)%	(7.74)%	3.75%	(38.62	) %	3.40%
Return on average tangible assets	(1.53)%	0.31%	(11.50)%	(0.76)%	0.37%	(3.37	) %	0.34%
Return on average tangible equity	(18.36)%	4.71%	(185.71)%	(11.71)%	5.66%	(48.76	) %	5.13%
Net interest margin, fully tax equivalent	3.06%	2.85%	2.81%	3.07%	3.13%	2.94%		2.99%
Efficiency ratio	95.47%	69.33%	444.98%	98.16%	72.23%	168.89%		72.39%
Noninterest expense to average assets	3.72%	2.80%	13.81%	2.56%	2.60%	5.76%		2.59%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
Net income (loss)	$(12,719)	2,541	(94,097)	(6,159)	2,914	(110,434)		10,790
Merger, integration and restructuring, net of tax	$16	-	692	29	293	737		807
Goodwill impairment, net of tax	$-	-	92,139	-	-	92,139		-
Core earnings (loss)	$(12,703)	2,541	(1,266)	(6,130)	3,207	(17,558)		11,597
Core earnings (loss) available to common shareholders	$(13,784)	2,325	(1,266)	(6,130)	3,207	(18,855)		11,597

CORE EARNINGS
Core earnings (loss) available to common shareholders	$(13,784)	2,325	(1,266)	(6,130)	3,207	(18,855)		11,597
Core basic earnings (loss) per common share	$(0.83)	0.14	(0.08)	(0.37)	0.20	(1.14)		0.72
Core diluted earnings (loss) per common share	$(0.83)	0.14	(0.08)	(0.37)	0.20	(1.14)		0.72

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	(1.52)%	0.31%	(0.15)%	(0.73)%	0.39%	(0.53)%		0.36%
Core return on average equity	(17.58)%	4.46%	(1.64)%	(7.71)%	4.13%	(6.14)%		3.66%
Core return on average tangible assets	(1.53)%	0.31%	(0.15)%	(0.76)%	0.41%	(0.54)%		0.37%
Core return on average tangible equity	(18.34)%	4.71%	(2.50)%	(11.65)%	6.23%	(7.75)%		5.52%
Core net interest margin, fully tax equivalent	3.06%	2.85%	2.81%	3.07%	3.13%	2.94%		2.99%
Core efficiency ratio	95.39%	69.33%	83.00%	97.95%	70.69%	85.42%		71.32%
Core noninterest expense to average assets	3.71%	2.80%	2.58%	2.56%	2.55%	2.91%		2.55%

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)	As of or for the three months ended					As of or for the
	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	year ended
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	June 30,
(Dollars in thousands except per share data)	FY 2009	FY 2009	FY 2009	FY 2009	FY 2008	2009	2008
CAPITAL
Total equity to total assets at end of period	8.27%	8.70%	6.63%	9.38%	9.55%	8.27%	9.55%
Tangible total equity to tangible assets at end of period	7.96%	8.36%	6.29%	6.37%	6.55%	7.96%	6.55%
Book value per common share	$12.51	13.27	12.84	18.32	18.79	12.51	18.79
Tangible book value per common share	$11.83	12.55	12.13	12.04	12.48	11.83	12.48
Period-end market value per common share	$3.11	3.36	3.83	12.85	9.40	3.11	9.40
Dividends declared per common share	$0.01	0.01	0.085	0.085	0.17	0.19	0.665
Period-end common shares outstanding (000)	16,973	16,973	16,973	16,973	16,973	16,973	16,973
Average basic common shares outstanding (000)	16,580	16,569	16,558	16,547	15,986	16,564	16,132
Average diluted common shares outstanding (000)	16,580	16,569	16,558	16,547	15,992	16,564	16,196

ASSET QUALITY
Net charge-offs	$15,805	4,609	7,066	4,140	5,434	31,620	14,500
Annualized net charge-offs to average loans	2.52%	0.72%	1.07%	0.63%	0.85%	1.22%	0.56%
Nonperforming loans	$103,228	69,190	66,951	62,860	50,722	103,228	50,722
Nonperforming loans to total loans	4.18%	2.74%	2.56%	2.39%	1.91%	4.18%	1.91%
Nonperforming assets	$140,018	104,159	101,752	89,433	74,417	140,018	74,417
Nonperforming assets to total assets	4.11%	3.08%	3.10%	2.70%	2.23%	4.11%	2.23%
Allowance for loan losses	$39,580	35,766	33,577	31,428	28,216	39,580	28,216
Allowance for loan losses to total loans	1.60%	1.41%	1.28%	1.19%	1.07%	1.60%	1.07%
Allowance for loan losses to nonperforming loans	38.34%	51.69%	50.15%	50.00%	55.63%	38.34%	55.63%

MORTGAGE BANKING
Mortgage originations	$636,561	717,403	291,765	263,900	333,000	1,909,629	1,281,800
Mortgage banking gains	$3,772	6,812	2,106	2,064	2,398	14,754	9,257
Mortgage servicing portfolio	$2,052,135	1,833,518	1,549,536	1,498,521	1,425,915	2,052,135	1,425,915
Mortgage servicing rights	$20,114	16,994	13,636	14,457	14,272	20,114	14,272
Mortgage servicing rights valuation (loss) recovery	$185	226	(1,071)	(292)	350	(952)	(100)
Mortgage servicing rights to mortgage servicing portfolio	0.98%	0.93%	0.88%	0.96%	1.00%	0.98%	1.00%

END OF PERIOD BALANCES
Loans	$2,468,444	2,529,229	2,613,455	2,630,943	2,648,777	2,468,444	2,648,777
Assets	$3,404,467	3,385,370	3,284,282	3,315,953	3,341,046	3,404,467	3,341,046
Deposits	$2,435,601	2,549,275	2,540,950	2,405,627	2,369,092	2,435,601	2,369,092
Total equity	$281,479	294,376	217,857	310,915	318,967	281,479	318,967
Tangible total equity	$269,955	282,087	205,878	204,407	211,768	269,955	211,768
Common equity	$212,281	225,291	217,857	310,915	318,967	212,281	318,967
Tangible common equity	$200,757	213,002	205,878	204,407	211,768	200,757	211,768
Loans to deposits ratio	101.35%	99.21%	102.85%	109.37%	111.81%	101.35%	111.81%

AVERAGE BALANCES
Loans	$2,520,156	2,585,519	2,622,016	2,608,491	2,584,075	2,596,561	2,593,585
Earning assets	$3,145,979	3,141,122	3,063,980	3,016,618	2,990,206	3,103,881	2,983,417
Assets	$3,346,646	3,331,969	3,350,845	3,308,996	3,277,762	3,334,596	3,244,182
Deposits	$2,502,267	2,566,770	2,483,101	2,394,237	2,330,860	2,486,112	2,289,632
Total equity	$289,768	231,155	306,099	315,519	312,476	285,923	316,934
Tangible total equity	$277,872	218,737	201,020	208,705	207,018	226,487	210,245
Common equity	$220,607	219,640	306,099	315,519	312,476	265,841	316,934
Tangible common equity	$208,711	207,222	201,020	208,705	207,018	206,405	210,245